Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Donegal Group Inc.:

We consent to the use of our reports dated March 11, 2010, with respect to the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” herein.

/s/  KPMG LLP

Philadelphia, Pennsylvania
June 24, 2010